<Page 58>

                  TITAN TRADING ANALYTICS INC.

                         CONSOLIDATED
                     FINANCIAL STATEMENTS

                       OCTOBER 31, 1998

<Page 59>

                      AUDITORS'  REPORT
                      -----------------


To the Directors of
Titan Trading Analytics Inc.

We have audited the consolidated balance sheets of Titan
Trading Analytics Inc. as at October 31, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended October 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 1998 and 1997 and the results of its operations and cash flows for each of the years in the three year period ended October 31, 1998 in accordance with generally accepted accounting principles in Canada. As required by the Company Act (B.C.), we report that, in our opinion, these principles have been applied on a consistent basis.


                                  \s\ Collins Barrow


                                 CHARTERED  ACCOUNTANTS
Vancouver, Canada
January 13, 1999

<Page 60>

                     TITAN TRADING ANALYTICS
                     -----------------------
         (Incorporated under the laws of British Columbia)

                    CONSOLIDATED BALANCE SHEET
                    --------------------------

                         OCTOBER 31, 1998
                         ----------------


                          ASSETS            1998         1997
                          ------            ----         ----

Current assets
	Cash, due from brokers,
        and short-term investments      $ 1,363,816 $	1,667,530
	Accounts receivable	                5,794	   22,634
	Prepaid expenses 	                        746	    3,483
                                         ----------  ----------
                                          1,370,356	1,693,647

Software and systems development (note 3)   259,147     185,571

Capital assets (note 4)	                     43,400	   45,420
                                          ---------  ----------

                                        $ 1,672,903 $ 1,924,638
                                        =========== ===========



                           LIABILITIES
                           -----------

Current liabilities
	Accounts payable and
        accrued liabilities             $    30,339 $    20,922
                                         ----------  ----------

                      SHAREHOLDERS'  EQUITY
                      ---------------------

Share capital (note 5)	                   2,802,962	2,671,712

Deficit                                   (1,160,398)	 (767,996)
                                          ----------  ---------
	                                     1,642,564	1,903,716
                                          ----------  ---------
                                         $ 1,672,903 $1,924,638
                                          ==========  =========

Approved by the Directors

\S\ MICHAEL PAAUWE	,  Director
------------------------
\S\ MICHAEL GOSSLAND	,  Director
------------------------

  See accompanying notes to the consolidated financial statements.

<Page 61>

                  TITAN TRADING ANALYTICS
                  -----------------------
       CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
       ------------------------------------------------
            FOR THE YEAR ENDED OCTOBER 31, 1998
            -----------------------------------


                                    1998         1997         1996
                                    ----         ----         ----
Revenue
	Software sales          $   53,051   $   36,040   $   21,213
	Demonstration and
        testing income             	 ---       56,761          ---
	Trading income	          70,607	        ---	         ---
                              ----------   ----------   ----------
                                 123,658	     92,801	      21,213
                              ----------   ----------   ----------

Expenses
	Advertising, marketing
        and promotion            129,299	     48,157	      65,159
	Amortization	         140,258	     84,297	      37,228
	Bank charges	           2,408	      1,452	       1,811
	Capital taxes	           6,157	      4,850	         ---
	Directors' fees	           5,000	        ---	         ---
	Demonstration and testing   42,490	        ---	      57,934
	Investor relations	    31,888	        ---	         ---
	Management fees	          65,055	     44,887	      34,364
	Office	                12,567	     15,005	      10,118
	Professional fees	          17,934	     13,424	       8,669
	Rent	                       6,177	      5,900	       6,330
	Research and development     3,483	      3,483	       7,436
	Salaries and benefits	    63,224	     47,282	      43,750
	Telephone	                 4,118	      4,533	       5,060
	Travel	                27,459	     20,345	      13,946
                              ----------   ----------   ----------
                                 557,517	    293,615	     291,805
                              ----------   ----------   ----------

                                (433,859)	   (200,814)    (270,592)

Interest and other income	    41,457	     58,581	      35,290
                              ----------   ----------   ----------

Net loss for the year	        (392,402)	   (142,233)    (235,302)

Deficit, beginning of the year  (767,996)    (625,763)    (390,461)
                              ----------   ----------   ----------
Deficit, end of the year     $(1,160,398) $  (767,996) $  (625,763)
                              ==========   ==========   ==========

Net loss per share
  for the year (note 7(e))        $(.04)        $(.02)       $(.03)
                                  =====         =====        =====

   See accompanying notes to the consolidated financial statements.

<Page 62>

                    TITAN TRADING ANALYTICS INC.
                    ----------------------------
                CONSOLIDATED STATEMENT OF CASH FLOWS
                ------------------------------------
                FOR THE YEAR ENDED OCTOBER 31, 1998
                -----------------------------------


                                    1998         1997         1996
                                    ----         ----         ----
Cash flows from (used in)
  operating activities
	Net loss for the year  $  (392,402) $  (142,233) $  (235,302)
	Adjustments for:
		Amortization	   140,258	     84,297	      37,228
		Foreign exchange
              loss (gain)	   (35,754)	     (3,624)	 8,190
                              ----------   ----------   ----------
                                (287,898)	    (61,560)    (189,884)

	Net change in
        non-cash working
        capital balances
	    Decrease (increase)
            in accounts
         	receivable            16,840      (13,390)       3,437
          Decrease in prepaid
            Expenses               2,737        9,755       26,047
	    Increase (decrease)
            in Accounts
            payable and
            accrued
            liabilities            9,417	    (12,322)	10,446
                              ----------   ----------   ----------

Cash used in operating
  activities	              (258,904)	    (77,517)    (149,954)
                              ----------   ----------   ----------


Cash flows used in
  investing activities
	Software and system
        development	       (198,718)	   (146,134)    (129,935)
	Acquisitions of
        capital assets	        (13,096)	     (5,432)     (19,295)
                              ---------   -----------   ----------

Cash used in investing
  activities	             (211,814)	   (151,566)    (149,230)
                              ---------   -----------   ----------

Cash flows from (used in)
  financing activities
	Share subscriptions
        received and
        issuance of
        common shares	        131,250	    302,400	   1,165,500
	Share issue costs	            ---	        ---	    (141,089)
                              ---------   -----------   ----------

Cash from financing
  activities	              131,250	    302,400	   1,024,411
                              ---------   -----------   ----------

Foreign exchange gain
  (loss) on cash held in
  foreign currency	         35,754	      3,624	      (8,190)
                              ---------   -----------   ----------

Net increase (decrease)
  in cash during the year	 (303,714)	     76,941	     717,037

Cash, due from brokers,
  and short-term
  investments, beginning
  of the year	            1,667,530	  1,590,589	     873,552
                              ---------   -----------   ----------

Cash, due from brokers,
  and short-term
  investments, end of
  the year                 $  1,363,816 $   1,667,530 $  1,590,589
                            -----------   -----------   ----------



  See accompanying notes to the consolidated financial statements.

<Page 63>

                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------


1.	General information

The company develops, uses for its own account, and markets financial software trading systems.

2.	Significant accounting policies

These financial statements are prepared in accordance with accounting principles generally accepted in Canada which do not differ from those established in the United States, except as disclosed in note 8.

	a)	Consolidation - The financial statements include the
accounts of the company and of its wholly-owned subsidiary, Titan Trading Corp.

	b)	Short-term investments - Short-term investments are
carried at the lower of cost or market. Gains and losses from demonstration and testing and from trading short-term investments are recognized as income on the trade date.

	c)	Research and development - Research costs are expensed
when incurred. Development costs are expensed when incurred prior to the establishment of technical feasibility.
Subsequent to the establishment of technical feasibility, the costs associated with the development of a commercial product for which adequate resources exist to market the product are capitalized as software and systems development.
Capitalization of development costs ceases when the product is available for general release to customers or once internal utilization commences.

	d)	Software and systems development - Software and
systems development costs are amortized on a product by product basis at the greater of (i) the ratio of gross revenues over aggregate anticipated gross revenues or (ii) straight-line over the remaining estimated economic life of the related products. The estimated economic life of the company's products is three years.

	e)	Capital assets - Capital assets are recorded at cost
and amortized at the following annual rates:

	Computer equipment	     -	30%	declining balance
	Copyrights and trademarks    -	20%	straight line
	Furniture and equipment	     -	20%	declining balance

	f)	Software sales - Revenue arising from software sales
is recognized at the time of the sale unless the company is obligated to provide services in the future in which case a portion of the revenue is deferred until the services have been performed.

	g)	Foreign currency translation - Foreign currency
transactions are translated using the temporal method, whereby:

		i)	monetary items are translated at the rate of
exchange in effect at the balance sheet date;
		ii)	non-monetary items are
translated at historical exchange rates; and
		iii)	revenue and expense items are
translated at the average rate of exchange for the year.

	h)	Use of estimates - The preparation of financial
statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of management estimates relate to the valuation of software and systems development and the determination of useful lives of software and systems development and capital assets for purposes of calculating amortization.

<Page 64>

                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------

2.	Significant accounting policies - continued

	i)	Cash and cash equivalents - Cash and cash equivalents
includes highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Investments with an original maturity of more than three months are not included in cash and cash equivalents.

3.	Software and systems development

                                            1998         1997
                                            ----         ----

Cost                                 $   474,787  $   276,069
Accumulated amortization	          (215,640)	(90,498)
                                      ----------   ----------
                                     $   259,147  $	185,571
                                      ==========   ==========

Software and system development
  cost is comprised of:

                                            1998        1997
                                            ----        ----
Computer services                     $   29,520   $  18,495
Contract services                        359,583     200,750
Other	                                    60,769	34,909
Rent	                                    10,200	 7,200
Salaries	                              14,715	14,715
                                        --------    --------
                                      $  474,787   $ 276,069
                                       =========    ========

4.	Capital assets

                                             1998
                         ----------------------------------------
                                       Accumulated
                             Cost      Amortization        Net
                         ------------  ------------  ------------

Computer equipment       $     82,785  $     50,034  $     32,751
Copyrights and
  trademarks	             13,464         6,714         6,750
Furniture and
  equipment	                    7,370	    3,471	      3,899
                         ------------  ------------  ------------
                         $    103,619  $     60,219  $     43,400
                         ============  ============  ============



                                             1997
                         ----------------------------------------
                                       Accumulated
                             Cost      Amortization        Net
                         ------------  ------------  ------------

Computer equipment       $     71,675  $     38,378  $     33,297
Copyrights and
  trademarks                   11,836         4,184         7,652
Furniture and
  equipment	                    7,012	    2,541	      4,471
                         ------------  ------------  ------------
                         $     90,523  $     45,103  $     45,420
                         ============  ============  ============

           Copyrights and trademarks includes $10,000 acquired in 1995 from a related individual.

<Page 65>

                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------


5.	Share capital

                                          Number
                                       of Shares       Amount
                                       ---------       ------
Authorized
100,000,000 common shares,
  without par value
Issued
	Balance, November 1, 1996        8,416,001  $ 2,229,312
	Issued for cash                    316,000      442,400
                                       ---------    ---------

	Balance, October 31, 1997        8,732,001    2,671,712
	Issued for cash                    125,000      131,250
                                       ---------    ---------

	Balance, October 31, 1998        8,857,001  $ 2,802,962
                                       =========    =========

During 1997 the company issued 316,000 common shares for $442,400, $140,000 of which had been received on account of share subscriptions during 1996.

3,000,000 of the common shares issued during 1996 are held in escrow with their release being subject to regulatory approval. The release from escrow is based upon the policies of the British Columbia Securities Commission and is based on cumulative cash flow as defined during the ten-year period ending October 31, 2005.

Stock options and common share purchase warrants


                       Directors, Officers and     Common Share
                       Employee Stock Options    Purchase Warrants
                       -----------------------   -----------------
Outstanding,
  November 1, 1996
	Number                  830,000                 125,000
	Exercise price	 $.90 to July 2001       $.90 to July 1997
                                                 and $1.05 to July
                                                 1998

Exercised during 1997	       ---                       ---

Issued during 1997	       ---                     158,000
                                                 $1.75 to June 1998

Cancelled during 1998          ---                    (158,000)

Exercised during 1998		 ---                    (125,000)
                            ---------                 ---------
Outstanding,
  October 31, 1998           830,000                     ---
                            =========                 =========

<Page 66>


                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------

6.	Income taxes

The financial statements do not reflect the potential tax reductions which may be available through the application of losses of $1,223,000 carried forward against future years' earnings otherwise subject to income taxes.

The losses expire as follows:



		2001                       $    67,000
		2002                           322,000
		2003                           373,000
		2004                           248,000
		2005                           470,000
                                        ----------
	                                   1,480,000
Losses attributable to timing
  Differences                             (257,000)
                                        ----------
                                       $ 1,223,000
                                        ==========

7.	Other information

	a)	Related party transactions

Included in the statement of operations and deficit are the following transactions with officers and directors and related individuals:

                                     1998        1997        1996
                                     ----        ----        ----
Expenses
	Management fees           $  65,055   $  44,887   $  34,032
	Rent                      $   4,200   $   4,200   $   4,200
	Research and development  $     ---   $     ---   $   6,250

Software and systems development costs incurred during the year includes $161,833 (1997 - $109,500) paid to officers and directors.

At October 31, 1998, $7,438 (1997 - $6,093) due to officers
and directors is included in accounts payable and accrued liabilities.

Share issue costs for 1996 include $18,000 paid to an officer and director.

The company has contract services agreements with officers requiring the company to pay monthly fees of $14,917 to December 2001 and additional amounts if not renewed at that time.

The related party transactions are in the normal course of operations and are recorded at the amount paid.


<Page 67>

                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------


7.	Other information - continued

	b)	Financial instruments

The company's financial instruments consist of cash, due from brokers, and short-term investments, accounts receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments. A significant portion of the company's cash, due from brokers, and short-term investments are denominated in United States dollars. Therefore, the realization of these amounts into Canadian dollars can fluctuate based on foreign exchange rates. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

	c)	Geographic information

Substantially all of the company's software sales are to customers in the United States.

	d)	Foreign exchange gains and losses

Foreign exchange gains and losses arising because of changes in the exchange rate between Canadian and United States currency arose because of trading in short-term investments. Trading income includes foreign exchange gains of $18,897. Interest and other income for 1997 includes foreign exchange gains of $8,623 (1996 - losses of $5,932).

	e)	Loss per share

The loss per share is calculated on the basis of the weighted average number of shares outstanding during the year which was 8,775,837 (1997 - 8,680,131; 1996 -
6,966,045).

	f)	Cash used in operating activities includes:


                                     1998        1997        1996
                                     ----        ----        ----
Bank charges and interest paid   $ (2,407)   $ (1,452)   $ (1,811)
Interest received                $ 45,329    $ 49,957    $ 41,223

	g)	Uncertainty due to the Year 2000 Issue

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

<Page 68>

                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------


7.	Other information - continued

	h)	Comparative figures

The comparative figures have been reclassified, where applicable, to conform with the current year's presentation.

8.	United States accounting principles

	a)	Balance sheet

There are no differences between United States generally accepted accounting principles and Canadian generally accepted accounting principles that would result in material changes to the balance sheet.

	b)	Short-term investments

Under United States generally accepted accounting principles, short-term investments are recorded at market value. At October 31, 1998 and 1997, there were no differences between the cost and the market value of the short-term investments.

	c)	Escrow shares

Under United States generally accepted accounting principles, the 3,000,000 common shares held in escrow are considered contingent shares because the conditions for issuance are not currently met and will not be met by the mere passage of time. When these shares are released from escrow, to the extent their fair market value exceeds their issuance price, compensation expense would be recognized by the company.

	d)	Share issue costs

Under United States generally accepted accounting principles, share issue costs paid to employees are required to be expensed. Accordingly, share issue costs of $18,000 paid to an officer and director in 1996 would result in an increase in management fees expense in 1996.

	e)	Loss per share

Under United States generally accepted accounting principles, the loss per share is calculated on the basis that the weighted average number of shares outstanding during the year excludes shares which are considered contingent shares. On that basis:


                                     1998        1997        1996
                                     ----        ----        ----
Weighted average number of
  shares outstanding            5,775,837   5,680,131   4,515,225
                                =========   =========   =========
Net loss per share                  $(.07)      $(.03)      $(.06)
                                    =====       =====       =====

<Page 69>

                  TITAN TRADING ANALYTICS INC.
                  ----------------------------
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          ----------------------------------------------
                        OCTOBER 31, 1998
                        ----------------


8.	United States accounting principles - continued

	f)	Stock options

Under United States generally accepted accounting principles, granting of stock options to directors, officers and employees may give rise to a charge to income for compensation. The company has prepared its financial statements in accordance with APB 25 under which stock options are measured by the intrinsic value method whereby directors, officers and employee compensation cost is limited to the excess of the quoted market price at date of grant over the option exercise price. Since the exercise price equalled the quoted market price at the dates the stock options were granted, there was no compensation cost to be recognized. Had the company fully adopted the recommendations of SFAS 123 and valued the options using a fair market value method such as the Black-Scholes option pricing model, there would be an increase in employee and director compensation costs charged to income of $Nil in 1998, $Nil in 1997 and $6,350 in 1996. The weighted average grant date fair market value of options granted was determined using the Black-Scholes option pricing model assuming a risk-free interest rate of 6.25%; an option life of 5 years; an expected volatility of 13% and that no dividends would be paid until after the expiry date of the options.


                                     1998        1997        1996
                                     ----        ----        ----

Net loss under United States
  generally	accepted accounting
  policies                     $ (392,402) $ (142,233) $ (253,302)
Increase in directors',
  officers' and employees'
  compensation	                    ---         ---       6,350
                                ---------   ---------   ---------
                               $ (392,402) $ (142,233) $ (259,652)
                                =========   =========   =========
Net loss per share if
  SFAS 123 adopted                  $(.07)      $(.03)      $(.06)
                                    =====       =====       =====